                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934




                     Stirling Cooke Brown Holdings Limited
-------------------------------------------------------------------------------
                               (Name of Issuer)



                        Ordinary Shares, $.25 par value
-------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                   G84951105
                  --------------------------------------------
                                (CUSIP Number)



                              Page 1 of 15 pages

-----------------------
  CUSIP NO. G84951105                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Goldman, Sachs & Co.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             2,230,354
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             2,230,354
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,230,354

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      22.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BD-PN-IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 15 pages

-----------------------
  CUSIP NO. G84951105                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Goldman Sachs Group, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             2,230,354
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             2,230,354
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,230,354

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      22.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC-PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 15 pages

-----------------------
  CUSIP NO. G84951105                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GS Capital Partners II, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             1,399,330
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             1,399,330
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,399,330

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      14.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 15 pages

-----------------------
  CUSIP NO. G84951105                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GS Capital Partners II Offshore, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Cayman Islands

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             556,293
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             556,293
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         556,293

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         5.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 15 pages

-----------------------
  CUSIP NO. G84951105                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GS Capital Partners II (Germany) Civil Law Partnership
      (with limitation of liability)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Germany

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          51,609
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          51,609
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      51,609

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 15 pages

-----------------------
  CUSIP NO. G84951105                  13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GS Advisors, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              1,399,330
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              1,399,330
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         1,399,330

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        14.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 15 pages

-----------------------
  CUSIP NO. G84951105                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GS Advisors II (Cayman), L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          556,293
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          556,293
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      556,293

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 8 of 15 pages

-----------------------
  CUSIP NO. G84951105                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Goldman, Sachs & Co. oHG

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Germany

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          51,609
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          51,609
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      51,609

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 15 pages

Item 1(a).         Name of Issuer:
                   Stirling Cooke Brown Holdings Limited

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   Victoria Hall, Third Floor
                   11 Victoria Street
                   Hamilton HM 11, Bermuda

Item 2(a).         Name of Persons Filing:
                   Goldman, Sachs & Co., The Goldman Sachs Group, L.P., GS Capital Partners II, L.P., GS Advisors II (Cayman), L.P., GS Capital Partners II Offshore, L.P., GS Advisors, L.P., GS Capital Partners II (Germany) Civil Law Partnership and Goldman, Sachs & Co. oHG

Item 2(b).         Address of Principal Business Office or, if None, Residence:
                   for Goldman, Sachs & Co., The Goldman Sachs Group, L.P.,
                   GS Capital Partners II, L.P. and GS Advisors, L.P.:
                   85 Broad Street, New York, NY 10004

                   for GS Capital Partners II Offshore, L.P. and GS Advisors II (Cayman), L.P.:
                   c/o Maples and Calder,
                   P.O. Box 309, Grand Cayman, Cayman Islands

                   for GS Capital Partners II (Germany) Civil Law Partnership and Goldman, Sachs & Co. oHG:
                   MesseTurm Friedrich-Ebert-Anlage 49, 60308 Frankfurt am Main, Germany

Item 2(c).         Citizenship:
                   Goldman, Sachs & Co. - New York
                   The Goldman Sachs Group, L.P. - Delaware
                   GS Capital Partners II, L.P. - Delaware
                   GS Capital Partners II Offshore, L.P. - Cayman Islands GS Capital Partners II (Germany) Civil Law Partnership - Germany
                   GS Advisors, L.P. - Delaware
                   GS Advisors II (Cayman), L.P. - Cayman Islands
                   Goldman, Sachs & Co. oHG - Germany

Item 2(d).         Title and Class of Securities:
                   Ordinary Shares, $.25 par value

Item 2(e).         CUSIP Number:
                   G84951105

Item 3.            Not applicable. This Schedule 13G was filed pursuant to Rule
                   13d-1(d).


                              Page 10 of 15 pages

Item 4.            Ownership./(1)/

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i).      Sole power to vote or to direct the vote:
                                       See the response(s) to Item 5 on the
                                       attached cover page(s).

                   (ii).     Shared power to vote or to direct the vote:
                                       See the response(s) to Item 6 on the
                                       attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of:
                                       See the response(s) to Item 7 on the
                                       attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of:
                                       See the response(s) to Item 8 on the
                                       attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable

 --------------------
/(1)/ The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs") each disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both and (ii) certain investment entities, of which a subsidiary of GS Group or Goldman Sachs is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than GS Group, Goldman Sachs or their affiliates.

                              Page 11 of 15 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 1998



THE GOLDMAN SACHS GROUP, L.P.                 GOLDMAN, SACHS & CO.

By: /s/ Hans L. Reich                         By: /s/ Hans L. Reich
   ---------------------------                   --------------------------
Name: Hans L. Reich                           Name: Hans L. Reich
Title: Attorney-in-fact                       Title: Attorney-in-fact


GS CAPITAL PARTNERS II, L.P.                  GS ADVISORS, L.P.

By: /s/ Hans L. Reich                         By: /s/ Hans L. Reich
   ---------------------------                   --------------------------
Name: Hans L. Reich                           Name: Hans L. Reich
Title: Attorney-in-fact                       Title: Attorney-in-fact


GS CAPITAL PARTNERS II                        GS ADVISORS II (CAYMAN), L.P.
OFFSHORE, L.P.
                                              By: /s/ Hans L. Reich
                                                 --------------------------
By: /s/ Hans L. Reich                         Name: Hans L. Reich
   ---------------------------                Title: Attorney-in-fact
Name: Hans L. Reich
Title: Attorney-in-fact


GS CAPITAL PARTNERS II (GERMANY)              GOLDMAN, SACHS & CO. oHG
CIVIL LAW PARTNERSHIP
(with limitation of liability)                By: /s/ Hans L. Reich
                                                 --------------------------
By: /s/ Hans L. Reich                         Name: Hans L. Reich
   ---------------------------                Title: Attorney-in-fact
Name: Hans L. Reich
Title: Attorney-in-fact


                              Page 12 of 15 pages

                               INDEX TO EXHIBITS



Exhibit No.               Exhibit
-----------               -------

   99.1 Joint Filing Agreement, dated February 14, 1998 between The Goldman Sachs Group, L.P., Goldman, Sachs & Co., GS Capital Partners II, L.P., GS Advisors II (Cayman), L.P., GS Capital Partners II Offshore, L.P., GS Advisors, L.P., GS Capital Partners II (Germany) Civil Law Partnership, and Goldman, Sachs & Co. oHG

   99.2                   Item 7 Information



                              Page 13 of 15 pages

                                                               EXHIBIT (99.1)

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on
Schedule 13G (including any and all amendments thereto) with respect to the Ordinary Shares, $.25 par value of Stirling Cooke Brown Holdings Limited and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on
Schedule 13G.

Date: February 14, 1998



THE GOLDMAN SACHS GROUP, L.P.                 GOLDMAN, SACHS & CO.

By: /s/ Hans L. Reich                         By: /s/ Hans L. Reich
   ----------------------------                  --------------------------
Name: Hans L. Reich                           Name: Hans L. Reich
Title: Attorney-in-fact                       Title: Attorney-in-fact


GS CAPITAL PARTNERS II, L.P.                  GS ADVISORS, L.P.

By: /s/ Hans L. Reich                         By: /s/ Hans L. Reich
   ----------------------------                  --------------------------
Name: Hans L. Reich                           Name: Hans L. Reich
Title: Attorney-in-fact                       Title: Attorney-in-fact


GS CAPITAL PARTNERS II                        GS ADVISORS II (CAYMAN), L.P.
OFFSHORE, L.P.
                                              By: /s/ Hans L. Reich
By: /s/ Hans L. Reich                            --------------------------
   ----------------------------               Name: Hans L. Reich
Name: Hans L. Reich                           Title: Attorney-in-fact
Title: Attorney-in-fact

                                              GOLDMAN, SACHS & CO. oHG
GS CAPITAL PARTNERS II (GERMANY)
CIVIL LAW PARTNERSHIP                         By: /s/ Hans L. Reich
(with limitation of liability)                   --------------------------
                                              Name: Hans L. Reich
By: /s/ Hans L. Reich                         Title: Attorney-in-fact
   ----------------------------
Name: Hans L. Reich
Title: Attorney-in-fact


                              Page 14 of 15 pages

                                                                EXHIBIT (99.2)



                               ITEM 7 INFORMATION



The securities being reported on by The Goldman Sachs Group, L.P. ("GS Group"), as a parent holding company, are owned by GS Capital Partners II, L.P., a Delaware limited partnership, GS Capital Partners II Offshore, L.P., a Cayman Islands exempted limited partnership, GS Capital Partners II (Germany) Civil Law Partnership, a German civil law partnership with limitation of liability, Stone Street Fund 1995, L.P., a Delaware limited partnership and Bridge Street Fund 1995, L.P., a Delaware limited partnership (collectively, the "Investing Entities"), or may be deemed to be beneficially owned by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. GS Group is the general partner of and owns a 99% interest in Goldman Sachs. Goldman Sachs is the investment manager of certain of the Investing Entities.


                              Page 15 of 15 pages